UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

InterCloud Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	0963722
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

331 Newman Springs Road Building 1, Suite 104 Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-988-1988

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐☐☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐☐☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐☐☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.  Other Events.

On October 30, 2013, InterCloud Systems, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 1,250,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”) and 625,000 warrants to purchase 625,000 shares of Common Stock, at an offering price of $4.00 per share and $0.01 per warrant. Also pursuant to the Underwriting Agreement, the Underwriter was granted a 45-day option to purchase up to 187,500 additional shares of Common Stock and/or additional warrants to purchase 93,750 shares of Common Stock to cover over-allotments, if any. The sale to the Underwriter is expected to close on November 5, 2013, subject to customary closing conditions.

The shares of Common Stock and warrants will be issued pursuant to a Registration Statement on Form S-1 (Registration No. 333-185293) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 30, 2013.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, each director and executive officer of the Company has entered into an agreement with the Underwriter not to sell, transfer or otherwise dispose of securities of the Company during the 90-day period following the date of effectiveness of the offering, subject to extension in certain circumstances. The Company is also restricted in its ability to sell securities for a period of 60 days from the date of the effectiveness of the offering.

The net proceeds to the Company from the offering are expected to be approximately $4.6 million, after deducting the estimated underwriting discounts and commissions and assuming no exercise by the Underwriter of its over-allotment option to purchase additional shares of Common Stock and warrants. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and incorporated by reference herein. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

On October 30, 2013, the Company issued a press release announcing the offering described above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 30, 2013, between Aegis Capital Corp. and InterCloud Systems, Inc.

99.1	Press Release dated October 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2013	INTERCLOUD SYSTEMS, INC.

	By:	/s/ Mark E. Munro
		Name:	Mark E. Munro
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 30, 2013, between Aegis Capital Corp. and InterCloud Systems, Inc.

99.1	Press Release dated October 30, 2013.